                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   SCHEDULE TO
            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                           OF THE SECURITIES EXCHANGE
                                   ACT OF 1934

                       HUNTINGDON LIFE SCIENCES GROUP PLC
                            (Name of Subject Company)


                          LIFE SCIENCES RESEARCH, INC.
                        (Name of Filing Person---Offeror)


                       ORDINARY SHARES, 5 PENCE EACH, AND
     AMERICAN DEPOSITARY SHARES, EVIDENCED BY AMERICAN DEPOSITARY RECEIPTS,
                      EACH REPRESENTING 25 ORDINARY SHARES
                         (Title of Class of Securities)

                                   532169109
                      (CUSIP Number of Class of Securities)


                                 WALTER STAPFER
                                    PMB #251
                             211 EAST LOMBARD STREET
                            BALTIMORE, MARYLAND 21202
                                 (410) 659-0620
                  (Name, Address and Telephone Number of Person
  Authorized to Receive Notices and Communications on Behalf of Filing Person)

                            CALCULATION OF FILING FEE

Transaction Valuation*                                    Amount of Filing Fee**
     $15,702,800                                                $3,140.56

         * Estimated for purposes of calculating the amount of the filing fee only in accordance with Rules 0-11(d) and 0-11(a)(4) under the Securities Exchange Act of 1934, based upon (a) $.0535, the average of the high and low trading prices of the Huntingdon Life Sciences Group Plc ordinary shares on the London Stock Exchange on October 11, 2001 of L 0.037, translated into U.S. dollars at the New York foreign exchange mid-range rate as quoted at 4 p.m. Eastern time on October 11, 2001 of $1.4454 per pound sterling, multiplied by (b) 293,510,294, the estimated maximum number of Huntingdon Life Sciences Group Plc ordinary shares to be received by the Offeror in the Offer.

         ** One-fiftieth of 1% of the value of the transaction.

/X/ Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         Amount Previously Paid:    $3,382.70          Filing Party:   Life Sciences Research, Inc.

         Form or Registration No.    Form S-4          Date Filed:     October 11, 2001

/ / Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

         /X/      third-party tender offer subject to Rule 14d-1.

         / /      issuer tender offer subject to Rule 13e-4.

         / /      going-private transaction subject to Rule 13e-3.

         / /      amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: / /

         This Tender Offer Statement on Schedule TO ("Schedule TO") relates to the offer (the "Offer") by Life Sciences Research, Inc., a Maryland corporation ("LSR"), to exchange one share of issued and outstanding voting common stock of LSR, par value $.01 per share (the "LSR Voting Common Stock"), for 50 issued and outstanding ordinary shares of Huntingdon Life Sciences Group plc (the "Company"), 5 pence each (the "Ordinary Shares"), and to exchange one share of LSR Voting Common Stock for two American Depositary Shares of the Company, represented by American Depositary Receipts (the "ADSs"). Fractions of shares of LSR Voting Common Stock will not be allotted or issued to accepting holders of Ordinary Shares or ADSs. Such holders shall, in lieu of any fractional shares of LSR Voting Common Stock, receive the payment due in respect of such fractional shares in either pounds sterling or U.S. dollars, at their election.

         The Offer is made upon the terms and subject to the conditions set forth in the Offer Document, dated 16 October 2001 (the "Offer Document"), a copy of which is attached hereto as Exhibit (a)(1) and in the related Letter of Transmittal and Form of Acceptance, copies of which are attached hereto as Exhibits (a)(3) and (a)(8), respectively (which, as they may be amended and supplemented from time to time, together constitute the "Offer").

         The information in the Offer Document and the related Letter of Transmittal, and any supplement thereto related to the Offer hereafter filed with the Securities and Exchange Commission by LSR, is hereby incorporated by reference in response to all items of this Schedule TO, except as otherwise set forth below.

ITEM 3.  IDENTITY AND BACKGROUND OF FILING PERSON.

         (c) During the last five years, none of LSR, nor Walter Stapfer, the sole director and officer of LSR, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

ITEM 12.  EXHIBITS.

(a)(1)        Offer Document (incorporated by reference from the Registration
              Statement on Form S-4 of LSR filed on October 11, 2001).

(a)(2)        Letter of Recommendation from the Chairman of the Company
              (incorporated by reference from Registration Statement on Form S-4 of LSR filed on October 11, 2001).

(a)(3) Form of Letter of Transmittal (incorporated by reference to exhibit 99.1 to Registration Statement on Form S-4 of LSR filed on October 11, 2001).

(a)(4) Form of Notice of Guaranteed Delivery (incorporated by reference to exhibit 99.3 to Registration Statement on Form S-4 of LSR filed on October 11, 2001).

(a)(5)        Form of Letter to Brokers, Dealers, Commercial Banks, Trust
              Companies and Other Nominees (incorporated by reference to exhibit
              99.4 to Registration Statement on Form S-4 of LSR filed on October
              11, 2001).

(a)(6)        Form of Letter to Clients for use by Brokers, Dealers, Commercial
              Banks, Trust Companies and Other Nominees (incorporated by reference to exhibit 99.5 to Registration Statement on Form S-4 of LSR filed on October 11, 2001).

(a)(7)        Guidelines for Certification of Taxpayer Identification Number on
              Form W-9 (incorporated by reference to exhibit 99.6 to Registration Statement on Form S-4 of LSR filed on October 11,
              2001).

(a)(8)        Form of Form of Acceptance (incorporated by reference to exhibit 99.2 to
              Registration Statement on Form S-4 of LSR, filed on October 11,
              2001).

(a)(9)        Short Form Press Release issued by LSR dated October 11, 2001.

(a)(10)       Long Form Press Release issued by LSR dated October 11, 2001.

(a)(11)       Cover Letter to Huntingdon Securityholders.

(a)(12) Form of Advertisement to be run in the United Kingdom edition of the Financial Times on October 17, 2001.

(d)(1)        Letter of Intent, dated August 27, 2001, between LSR and the
              Company (incorporated by reference to exhibit 2.1 to Registration
              Statement on Form S-4 of LSR filed on October 11, 2001).

(d)(2) Form of Director's Irrevocable Undertaking (incorporated by reference to exhibit 99.8 to Registration Statement on Form S-4 of LSR filed on October 11, 2001).

(d)(3) Form of Deed Poll (incorporated by reference to exhibit 10.4 to Registration Statement on Form S-4 of LSR filed on October 11,
              2001).

                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  October 11, 2001


                                          LIFE SCIENCES RESEARCH, INC.


                                          By: /s/ WALTER STAPFER
                                              ---------------------------------
                                              Walter Stapfer
                                              President

                                  EXHIBIT INDEX

Exhibit
Number        Exhibit Name
------        ------------
(a)(1)        Offer Document (incorporated by reference from the Registration
              Statement on Form S-4 of LSR filed on October 11, 2001).

(a)(2)        Letter of Recommendation from the Chairman of the Company
              (incorporated by reference from Registration Statement on Form S-4 of LSR filed on October 11, 2001).

(a)(3) Form of Letter of Transmittal (incorporated by reference to exhibit 99.1 to Registration Statement on Form S-4 of LSR filed on October 11, 2001).

(a)(4) Form of Notice of Guaranteed Delivery (incorporated by reference to exhibit 99.3 to Registration Statement on Form S-4 of LSR filed on October 11, 2001).

(a)(5)        Form of Letter to Brokers, Dealers, Commercial Banks, Trust
              Companies and Other Nominees (incorporated by reference to exhibit
              99.4 to Registration Statement on Form S-4 of LSR filed on October
              11, 2001).

(a)(6)        Form of Letter to Clients for use by Brokers, Dealers, Commercial
              Banks, Trust Companies and Other Nominees (incorporated by reference to exhibit 99.5 to Registration Statement on Form S-4 of LSR filed on October 11, 2001).

(a)(7)        Guidelines for Certification of Taxpayer Identification Number on
              Form W-9 (incorporated by reference to exhibit 99.6 to Registration Statement on Form S-4 of LSR filed on October 11,
              2001).

(a)(8)        Form of Form of Acceptance (incorporated by reference to exhibit
              99.2 to Registration Statement on Form S-4 of LSR, filed on
              October 11, 2001).

(a)(9)        Short Form Press Release issued by LSR dated October 8, 2001.

(a)(10)       Long Form Press Release issued by LSR dated October 8, 2001.

(a)(11)       Cover Letter to Huntingdon Securityholders.

(a)(12) Form of Advertisement to be run in the United Kingdom edition of the Financial Times on October 17, 2001.

(d)(1)        Letter of Intent, dated August 27, 2001, between LSR and the
              Company (incorporated by reference to exhibit 2.1 to Registration
              Statement on Form S-4 of LSR filed on October 11, 2001).

(d)(2) Form of Director's Irrevocable Undertaking (incorporated by reference to exhibit 99.8 to Registration Statement on Form S-4 of LSR filed on October 11, 2001).

(d)(3) Form of Deed Poll (incorporated by reference to exhibit 10.4 to Registration Statement on Form S-4 of LSR filed on October 11,
              2001).